Exhibit 10.4

ECONOMIC RECOVERY LOAN PROGRAM

LOAN AGREEMENT

This Loan Agreement is made and dated as of July 17, 2023, by and between IMMUCELL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Borrower”), the FINANCE AUTHORITY OF MAINE, a body corporate and politic and a public instrumentality of the State of Maine (the “Authority”).

WHEREAS, the Finance Authority of Maine Act, 10 M.R.S.A. § 961 et seq., as amended (the “Act”), in particular 10 M.R.S.A. § 1026-J, (the “Economic Recovery Loan Program”) authorizes the Authority to make loans to businesses, which have inadequate recourse to other sources of funds and which will provide significant public benefit; and

WHEREAS, the Borrower proposes to undertake an eligible project consisting of working capital financing (the “Project”) for its animal pharmaceutical manufacturing business (the “Business”), and has applied to the Authority for a loan to complete the Project; and

WHEREAS, the Authority has approved a loan to the Borrower to provide financing for the Project, and the Authority has issued a conditional Loan Commitment to the Borrower, pursuant to which the Authority agreed to fund a loan to Borrower on certain terms and conditions stated therein (the “Loan”); and

WHEREAS, the Borrower has agreed to accept the Loan, to be evidenced by a promissory note from the Borrower to the Authority in the original principal amount of $1,000,000.00 (the “Note”) under the terms and conditions set forth herein and in the other Financing Documents; and

WHEREAS, the Borrower acknowledges that the Authority is providing financing for the Project evidenced by the Note in accordance with the purposes of the Program, and that the accomplishment of these purposes is dependent upon compliance of the Borrower with its covenants contained in this Agreement and in the Financing Documents;

NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Authority, each binding itself, its successors and assigns, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Words and phrases defined in this Agreement, including terms defined in the preamble hereto, shall have the meanings accorded to them herein, unless some other meaning is plainly intended.

“Additional Covenants” shall mean those covenants, warranties, representations and agreements set forth in Exhibit B hereto.

“Affiliate” shall mean, when used with reference to the Borrower (i) any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Borrower, (ii) any Person which is an officer, partner or trustee of or serves in a similar capacity with respect to, the Borrower, and (iii) any Person which, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the Borrower or of which the Borrower is directly or indirectly the owner of 10% or more of any class of equity securities or in which the Borrower has a substantial beneficial interest.

“Note” means the Note, and any amendments, supplements, renewals or allonges thereto or replacement thereof made in conformity with this Agreement.

“Collateral” means all real and personal property of the Borrower or any Guarantor or on which the Authority holds a mortgage, security interest or pledge as security for the Note, as more particularly described in the applicable Financing Documents.

“Event of Default” means an Event of Default as defined in Section 7.1 hereof.

“Financing Documents” means all instruments, documents and agreements evidencing or securing the obligations of the Borrower and any Guarantor to the Authority pursuant to the Loan, including, without limitation, the Note, this Agreement, any Mortgage, any Security Agreement and any Guaranty.

“Guarantor” means one or more individuals or entities that have or may in the future execute guaranties of any of the obligations of the Borrower under the Financing Documents.

“Guaranty” means one or more guaranties, now or hereafter executed by any Guarantor, of any of the obligations of the Borrower under the Financing Documents.

“Loan Commitment” means the agreement between the Authority and the Borrower and any Guarantor with an “Authorization Date” of June 23, 2023, and any subsequent amendments thereto, establishing the terms and conditions under which the Authority will make the Loan to the Borrower.

“Mortgage” means collectively, any and all Mortgage, Security Agreement and Financing Statement instruments of even or contemporaneous date herewith and any substitute or replacement therefor or any mortgage hereafter given to secure the Borrower’s or Guarantors’ obligations.

“Permitted Encumbrances” shall mean (i) as of the date of delivery of this Agreement, the liens and encumbrances shown in Exhibit A hereto, and, as of any particular time, (ii) those liens created by or in accordance with the Financing Documents; (iii) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided such contested lien shall not remain outstanding for more than ninety (90) days with respect to which Borrower maintains adequate reserves; (iv) liens upon or in any equipment acquired, held or leased by Borrower or any guarantor to secure the purchase price of such equipment or the lease obligations of Borrower with respect to such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment; (v) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in the foregoing clauses, provided that any extension, renewal or replacement lien shall be limited to the type of property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (vi) landlord’s, owners’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceeding; (vii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (viii) deposits and other liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (ix) liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 7.1; (xi) liens arising in the ordinary course of business, of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions; and (x) liens securing indebtedness expressly consented to by the Authority and subordinated to the Authority’s Liens pursuant to the terms of a subordination agreement in form reasonably satisfactory to the Authority.

“Net Proceeds”, when used with respect to any insurance or condemnation award, means the gross proceeds from such award less all actual reasonable and necessary out-of-pocket expenses (including without limitation attorneys’ fees) directly incurred by the Borrower and the Authority in the collection thereof.

“Security Agreement” means any and all Security Agreements and Financing Statements executed and delivered by Borrower and/or any Guarantor to secure the Note or any Guaranty.

“State” shall mean the State of Maine.

Section 1.2 Interpretation. (A) Any headings preceding the texts of the articles and sections of this Agreement, and any table of contents appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(B) Nothing contained in this Agreement or any of the Financing Documents shall be construed to cause the Borrower to become the agent for the Authority for any purpose whatsoever, nor shall the Authority be regarded as an agent for the Borrower unless specifically so provided, or be responsible for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever located or for whatever cause, or for any injury or damages to any person or entity arising out of use of the Collateral or the products thereof.

(C) All approvals, consents and acceptances required to be given or made by any person or party hereunder shall be at the sole discretion of the party whose approval, consent or acceptance is required, except as may be otherwise agreed in any of the Financing Documents.

(D) This Agreement shall be governed by and construed in accordance with the applicable laws of the State.

(E) If any portion of any provision of the Agreement shall be ruled invalid by any court of competent jurisdiction, the invalidity of such portion shall not affect the remainder of such provision or any of the remaining provisions hereof.

(F) Any reference to any person shall be deemed to include the heirs, personal representatives, successors and assigns of such person, unless the context clearly indicates otherwise.

(G) Any reference to a period of days shall be deemed to mean a period of calendar days, unless business days are specified.

(H) Any references herein or in the Financing Documents to any of the Financing Documents shall be deemed to include any amendments, modifications, supplements, replacements, substitutions, allonges, appendixes, attachments, exhibits and schedules thereto or therefore, now existing or hereafter created.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations by the Authority. The Authority represents and warrants that:

(1) It is a body corporate and politic and a public instrumentality of the State, duly organized and existing under the laws of the State including the Act. The Authority is authorized to make the Loan in accordance with the Program and to use part of the proceeds of the Bonds to finance the Project.

(2) The Authority has complied with the provisions of the Act and the Program and has full power and authority pursuant to the Act to consummate all transactions contemplated by the Financing Documents.

Section 2.2 Representations by the Borrower. The Borrower represents and warrants that:

(1) The Borrower has been duly organized and validly exists as a corporation in good standing under the laws of the state of its incorporation, is duly qualified to do business in Maine and in good standing in any other state or jurisdiction where the Borrower does business and such qualification is required, is not in violation of any provision of its organizational documents, has power to own the Collateral, to operate its Business and to enter into and perform the Financing Documents, and by proper organizational action has duly authorized the execution and delivery of the Financing Documents.

(2) The Financing Documents constitute valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms.

(3) Neither the execution and delivery of the Financing Documents, the consummation of the transactions contemplated thereby, nor the fulfillment by the Borrower of or compliance by the Borrower with the terms and conditions thereof is prevented or limited by or conflicts with or results in a breach of, or default under the terms and conditions or provisions of the Borrower’s organizational documents or, to the knowledge of Borrower, any evidence of indebtedness, contract, agreement or instrument, in each case, of a material nature, to which the Borrower is now a party or by which it is bound to the knowledge of Borrower. No event has occurred and no condition exists which, upon the execution and delivery of any of the Financing Documents constitutes an Event of Default hereunder or an event of default thereunder or, but for the passage of time or the giving of notice, would constitute an Event of Default hereunder or an event of default thereunder.

(4) There is no action or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower before any court, administrative agency or arbitration board that may materially and adversely affect the ability of the Borrower to perform its obligations under the Financing Documents, and all authorizations, consents and approvals of governmental bodies or agencies required in connection with the execution and delivery of the Financing Documents and in connection with the performance of the Borrower’s obligations hereunder or thereunder have been obtained, except as otherwise disclosed by the Borrower.

(5) The execution, delivery and performance of the Financing Documents and any other instrument delivered by the Borrower pursuant to the terms hereof or thereof are within the powers of the Borrower and have been duly authorized and approved by the Borrower and are not in contravention of law or of the Borrower’s organizational documents, as amended to date, or of any undertaking or agreement to which the Borrower or any Affiliate is a party or by which it is bound.

(6) The Business is in material compliance with all applicable federal, state and local laws and ordinances (including rules and regulations) relating to zoning, building, safety and environmental quality.

(7) The Borrower has obtained all necessary approvals from any and all governmental agencies requisite to the operation of the Business. The Borrower further represents and warrants that the Business is fully operational and that it will operate the Business in material compliance with all federal, state and local laws, ordinances and regulations applicable thereto including, without limitation, laws, ordinances, regulations, policies and orders relating to land use, handling of hazardous materials and environmental quality.

(8) The Borrower has never received any notice of violations of federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, manufacture, transport or disposal of any hazardous materials (as defined in 38 M.R.S.A. § 1401(2), that it has no knowledge of any such violations or of any such notices of violations at any time in the past pertaining to any real estate which is part of the Collateral or upon which any personal property which is Collateral is located, or any other real estate described in the same deed therewith on or after July 1, 1987, or to any other real estate now or formerly owned, leased, occupied or used by Borrower or on which any hazardous materials owned, used or transported by Borrower were at any time deposited or released (collectively, the “Project Realty”). The Borrower has no knowledge of any hazardous materials having been deposited, discharged or otherwise released to the environment on or near the Project Realty, and the Project Realty has never to its knowledge been used as a landfill or waste disposal site.

(9) The proceeds of the Loan will be used for eligible purposes under the Program, and the Borrower intends for the Project to be and continue to be used for purposes that are eligible for financing under the Program and the applicable rules of the Authority.

(10) The Borrower has good and merchantable title to the Collateral owned by the Borrower as of the date hereof, free and clear of liens and encumbrances, except for Permitted Encumbrances.

(11)  The Borrower will not take or omit to take any action which action or omission will in any way cause the proceeds of the Loan to be applied in a manner contrary to that provided in the Financing Documents.

ARTICLE III

THE LOAN

Section 3.1 Loan Clauses. (A) Subject to the conditions and in accordance with the terms and conditions of this Agreement, the Authority agrees to lend to the Borrower from the Fund an amount equal to the original principal balance of the Note.

(B) At the time of receipt of the Loan proceeds, the Borrower will execute the Note. The Borrower agrees to repay the Loan in accordance with the terms of the Note, this Agreement and all other Financing Documents.

(C) Principal and interest due on the Note shall be due and payable to the Authority as provided in the Note. With respect to all payments due under this Article, time is of the essence, and all payments must be paid in immediately available funds as and when due subject to any applicable notice requirements and grace or cure periods. The Borrower shall have the option to prepay its Loan obligations in whole or in part at any time, without penalty.

Section 3.2 Additional Amounts Payable. (A) The Borrower hereby further expressly agrees to pay to the Authority as and when the same shall become due, (i) the fees of the Authority, as provided in the Financing Documents, (ii) the reasonable fees, charges and expenses of the Authority in connection with or arising out of or relating to the making, servicing, administration or collection of the Loan or exercise of any rights or responsibilities under the Financing Documents, including charges of counsel.

(B) The Borrower also agrees to pay all amounts payable by it under the Financing Documents at the time, in the manner and to the party therein provided, without delay, reduction or offset of any kind or for any reason.

Section 3.3 Manner of Payment. The Loan payments provided for in Section 3.1 of this Agreement shall be made by any reasonable method directly to the Authority. The additional payments provided for in Section 3.2 hereof shall be made in the same manner directly to the entitled party. In the event a party entitled to payment directs in writing that such payment be made to another party, the Borrower shall make payments to such designee.

Section 3.4 Obligations Unconditional. The obligations of the Borrower under the Financing Documents shall be absolute and unconditional, irrespective of any defense or any rights of setoff, recoupment or counterclaim it might otherwise have against the Authority. The Borrower will not suspend or discontinue any such payment or terminate this Agreement (other than in the manner provided for hereunder) for any cause, including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure of consideration, failure of title, or commercial frustration of purpose, or any damage to or destruction of the Collateral, or any change in the tax or other laws of the United States, the State or any political subdivision of either thereof or any failure of the Authority to perform and observe any agreement or covenant, whether expressed or implied, or any duty, liability or obligation arising out of or connected with the Financing Documents.

Section 3.5 Security Clauses. In order to further secure its Loan obligations hereunder, the Borrower has pledged or caused to be pledged the Collateral to the Authority.

Section 3.6 Effective Date and Term. This Agreement shall become effective upon its execution and delivery by the parties hereto, shall remain in full force from such date and, subject to the provisions hereof (including particularly Articles VII and VIII), shall expire on such date as the obligations evidenced by the Note, this Agreement and the other Financing Documents shall be discharged and satisfied in full by the Borrower. The Borrower’s obligations under Sections 6.2, 6.3 and 6.4 hereof, however, shall survive the expiration of the remainder of this Agreement.

ARTICLE IV

THE PROJECT

Section 4.1 Completion of the Project. (A) The Borrower represents and warrants that, the Loan proceeds will be used to finance the Project, and that all terms and conditions of the Loan Commitment, as it may have been amended in writing, have been fully complied with.

(B) The Borrower affirms that it shall bear all of the costs and expenses in connection with the Project and the preparation and delivery of the Financing Documents and of any other legal instruments and documents necessary in connection therewith and their filing and recording, if required, including attorney’s fees and all taxes and charges payable in connection with any of the foregoing.

(C) The Borrower covenants and warrants that it has obtained all necessary permits and approvals for the operation of the Business and occupancy of its Business premises, that it is materially complying with all requirements of any governmental body or authority regarding the use of Collateral, or any part or product thereof, and that it will continue to do so for the term of this Agreement.

Section 4.2 No Warranty Regarding Condition, Suitability or Cost of Project. The Authority makes no warranty, either expressed or implied, as to the Project or the Collateral, or their condition or that any of the same will be suitable for the Borrower’s purposes or needs, or that the hazard and liability insurance required under the Financing Documents will be adequate to protect the Borrower’s Business or interests, or that the proceeds of the Loan will be sufficient to pay the costs of the Project.

ARTICLE V—[RESERVED]

ARTICLE VI

COVENANTS

Section 6.1. The Borrower to Maintain its Legal Existence. The Borrower covenants and agrees that during the term of this Agreement it will maintain its legal existence, will continue to be either organized under the laws of or duly qualified to do business as a foreign corporation in the State and in all jurisdictions necessary in the operation of its business, will not without the express written consent of the Authority dissolve or otherwise sell or dispose of all or substantially all of its assets, consolidate with or merge into another entity or permit one or more other entities to consolidate with or merge into it, enter into a domestication, a nonprofit conversion, and entity conversion or a share exchange, or authorize or issue any additional shares or interests or options for the same without the consent of the Authority.

Section 6.2. Indemnification, Payment of Expenses and Advances. (A) The Borrower agrees to protect, defend and hold harmless the Authority and its officers, members and employees (each an “Indemnified Party”) from any claim, demand, suit or action or other proceeding whatsoever by any person or entity whatsoever, arising or purportedly arising from or in connection with the Financing Documents, or the transactions contemplated thereby or actions taken thereunder, except for any willful misconduct or gross negligence on the part of the Indemnified Party.

(B) The Authority shall not be liable for any damage or injury to the persons or property of the Borrower or its members, officers, agents, servants or employees, or any other person who may be about the Collateral, due to any act or omission of any person other than the Authority its respective members, officers, agents, servants and employees.

(C) The Borrower releases each Indemnified Party from, agrees that each Indemnified Party shall not be liable for, and agrees to hold each Indemnified Party harmless against any expenses or damages, including reasonable charges of counsel, incurred because of any investigation, review or lawsuit commenced by the Authority in good faith with respect to the Financing Documents or the Project.

(D) All covenants, stipulations, promises, agreements and obligations of the Authority contained herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the Authority and not of any member, officer or employee of the Authority in his or her individual capacity, and no recourse shall be had for the payment of the Loan or for any claim based thereon or hereunder against any member, officer or employee of the Authority.

(E) In case any action shall be brought against one or more of the Indemnified Parties based upon any of the above and in respect of which indemnity may be sought against the Borrower, such Indemnified Party shall notify the Borrower in writing, enclosing a copy of all papers served, but the omission so to notify the Borrower of any such action shall not relieve it of any liability which it may have to any Indemnified Party other than under this Section 6.2. In case any such action shall be brought against any Indemnified Party and it shall notify the Borrower of the commencement thereof, the Borrower shall be entitled to participate in and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such Indemnified Party, and after notice from the Borrower to such Indemnified Party of the Borrower’s election so to assume the defense thereof the Borrower shall not be liable to such Indemnified Party for any legal or other expenses, other than reasonable costs of investigation subsequently incurred by such Indemnified Party in connection with the defense thereof. The Indemnified Party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment of counsel by such Indemnified Party has been authorized by the Borrower, (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Borrower and the Indemnified Party in the conduct or the defense of such action (in which case the Borrower shall not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Borrower shall not in fact have employed counsel satisfactory to the Indemnified Party to assume the defense of such action.

(F) The Borrower also agrees to pay all reasonable and necessary out-of-pocket expenses of the Authority (including charges of counsel) in connection with the Loan, the administration of the Financing Documents and the enforcement of any rights thereunder, including without limitation, any fees, charges and expenses (including charges of counsel) incurred by the Authority in connection with matters of title, collateral security, and financing and continuation statements.

(G) In the event the Borrower fails to pay any amount or perform any act under the Financing Documents the Authority may, but shall have no obligation to, pay the amount or perform the act, in which event the costs, disbursements, expenses and charges of counsel thereof, together with interest thereon from the date the expense is paid or incurred at the rate on the Note shall be an additional obligation hereunder payable on demand.

(H) The obligations of the Borrower under this section shall survive the termination of this Agreement. This section is not for the benefit of any person not an Indemnified Party, and no waiver of the Maine Tort Claims Act or other applicable law is intended.

Section 6.3. Incorporation of Application. The representations, warranties, covenants and statements of expectation of the Borrower set forth in the Borrower’s Application for the Loan are by this reference incorporated in this Agreement as though fully set forth herein.

Section 6.4. Environmental Covenants. (A) The Borrower covenants that it has not discharged, dumped, installed, stored, used, treated, transported, disposed or maintained, and shall neither discharge, dump, install, store, use, treat, transport, dispose or maintain toxic, hazardous, or radioactive substances, materials or wastes, including, without limitation, all of the following: (a) asbestos in any form; (b) urea formaldehyde foam insulation; (c) transformers or other equipment which contain dielectric fluid containing any level of polychlorinated biphenyls or (d) any other chemical, material or substance which is prohibited, limited, or regulated by any federal, state, county, regional, local, or other governmental authority or which, even if not so regulated, poses a known material hazard to the health and safety of the occupants of any Project Realty or the owners of property adjacent to the Project Realty (all of which are referred to collectively herein as “Hazardous Substances”), and that none of the Project Realty, the Business, the Borrower or Guarantors are the subject of any existing, pending or threatened investigation or inquiry by, or of any remedial order or obligation issued by or at the behest of, any governmental authority under any law, rule or regulation pertaining to health or the environment. The Borrower shall at all times keep the Collateral free from any Hazardous Substances. If the Borrower fails to take with diligence any action reasonably required by the Authority or by any governmental entity with respect to the clean-up of any Hazardous Substances, materials or wastes on the Collateral, the Authority, at its option, may enter upon the Collateral, retain such experts and consultants at the expense of Borrower and take such action as the Authority deems advisable, and may advance such sums of money as they deem reasonably necessary with respect to the clean-up of any such substances, materials or wastes on the Collateral; Borrower shall pay to the Authority immediately upon demand, all sums of money advanced or expended by the Authority pursuant to this paragraph, together with interest on each such advancement at a rate of interest that is one percent (1%) per annum greater than the interest rate per annum required by the Note, and all such sums, and the interest thereon, shall be secured by the financing documents, as sums spent to preserve and protect the security.

(B) The Borrower shall (i) conduct and complete, or cause to be conducted and completed, all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to clean up and remove all Hazardous Substances on, under, from or affecting the Collateral and any other property of Borrower in accordance with all applicable federal, State, and local laws, ordinances, rules, regulations and policies, to the satisfaction of the Authority and in accordance with the orders and directives of all federal, State and local governmental authorities, and (ii) defend, indemnify and hold harmless the Authority, its employees, agents, officers, members and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (1) the presence, disposal, release or threatened release of any Hazardous Substances on, over, under, from or affecting the Collateral or the soil, water, vegetation, buildings, personal property, persons or animals thereon; (2) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substances; (3) any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Substances, and/or (4) any violation of laws, orders, regulations, requirements or demands of government authorities which are based upon or in any way related to such Hazardous Substances including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, court costs and litigation expenses.

(C) The Borrower agrees to immediately notify the Authority in writing upon its receipt of any of the following: (i) any notice of any violation or potential violation of any federal, State or local environmental or land use laws, ordinances or regulation; (ii) any notice of the initiation of any environmental enforcement action or private environmental suits against the Borrower or any tenant of the Collateral; (iii) the occurrence of any use of the Loan proceeds or the Collateral involving Hazardous Substances, or (iv) any release of any such Hazardous Substances on or from the Project Realty which violates or may cause a violation of any federal, State or local law, ordinance or regulation.

(D) [RESERVED]

(E) The Authority has the right, but shall not be obligated, to notify any State, federal or local governmental authority of information which may come to its attention with respect to Hazardous Substances on or emanating from the Collateral and Borrower irrevocably releases the Authority from any claims of loss, damage, liability, expense or injury relating to or arising from, directly or indirectly, any such disclosure.

(F) At any time during the term of the Loan and in the event of default or otherwise in the event the Authority reasonably deems in its discretion it prudent to make further inquiry, the Authority may require the Borrower to provide the Authority, at the expense of any Borrower, written reports of inspections or audits of the Collateral, prepared by a qualified independent consultant approved by the Authority, certifying as to the presence or absence of Hazardous Substances, or to permit the Authority to so inspect or audit the Collateral at the Borrower’s expense, and Borrower hereby grants to the Authority its employees, agents and independent contractors, the right to enter upon the Collateral for the purpose of conducting tests, soil borings, the installation of monitoring wells and such other tests as the Authority deems necessary or desirable.

(G) The liability of the Borrower to the Authority under the covenants of this Section is not limited by any exculpatory provision in the Note or in the other Financing Documents and shall survive any assignment, transfer, discharge or foreclosure of the Mortgage or any transfer of the Collateral by deed in lieu of foreclosure, and any one or more transfers of the Collateral by deed or otherwise, by whomsoever made, it being the intent hereof that the Authority may seek recourse against the Borrower hereunder after any number of such transfers or other events.

Section 6.5. Further Assurances and Corrective Instruments. The Authority and the Borrower agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Collateral or for carrying out the intention of or facilitating the performance of this Agreement and the Financing Documents.

Section 6.6. [RESERVED]

Section 6.7. Assignment of Agreement or Notes. The Borrower may not assign its rights, interests or obligations hereunder or under the Notes or other Financing Documents without the express prior written approval of the Authority.

Section 6.8. [RESERVED].

Section 6.9. Default and Litigation Notification. The Borrower shall deliver to the Authority within ninety (90) days after the close of each fiscal year of Borrower, a certificate signed by an authorized representative of the Borrower to the effect that the Borrower is in compliance with the provisions of the Financing Documents or specifying the nature of the noncompliance and the steps the Borrower is taking to correct any noncompliance. Upon becoming aware of any condition or event which constitutes, or with the giving of notice or the passage of time would constitute, an Event of Default, the Borrower promptly shall deliver to the Authority a notice stating the existence and nature thereof and specifying the corrective steps the Borrower is taking with respect thereto. The Borrower shall promptly notify the Authority of the commencement of any litigation, administrative, enforcement or other proceeding by or against it, or the threat thereof, in which an unfavorable outcome could materially affect the operation of the Borrower’s business or compliance with the Financing Documents.

Section 6.10. Financial Statements. The Borrower shall provide the Authority with such interim balance sheets and income statements and such annual balance sheets, profit and loss statements, income statements, reconciliation of capital accounts, statements of changes in financial positions and statements itemizing fixed asset acquisition and disposition as may be set forth on Exhibit B.

Section 6.11. Governmental Payments and Requirements. The Borrower shall pay when due all taxes, assessments, fines, penalties, and any other governmental charges assessed against or due in connection with the Borrower, its Business or any of its real or personal property, and the Collateral, and further shall comply with all governmental laws, rules and regulations, ordinances, orders and decrees relating to the Borrower, its Business, property and the Collateral, including, without limiting the generality of the foregoing, laws relating to employment practices, safety and retirement, as applicable. Provided, however, that the Borrower may dispute the validity of any charge, law, rule, regulation, ordinance, order or decree through litigation or otherwise so long as the Borrower makes adequate provision to protect its title to the Collateral while the dispute is pending.

Section 6.12. [RESERVED].

Section 6.13. Eligible Project. The Borrower covenants that it will use the Loan proceeds only for the Project or such other purposes as may be eligible projects under the Act and Chapter 311 of the Authority’s rules, as amended, and as approved by the Authority, provided that any change or amendment in the definition of eligible projects under the rule after the date hereof shall not cause any use of the proceeds at the time of such change to violate this subsection if such use was not a violation hereof prior to such amendment.

Section 6.14. Additional Covenants and Agreements of Borrower. The Borrower hereby agrees to those Additional Covenants and other matters set forth in Exhibit B hereto.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(1) Any representation or warranty made by the Borrower in the Financing Documents or any certificate, statement, data or information furnished by the Borrower in connection therewith or pursuant thereto, or included by the Borrower in its application to the Authority for assistance proves at any time to have been false, untrue or incorrect when made in any material respect.

(2) Failure by the Borrower to pay in immediately available funds any amount that has become due and payable pursuant to the Financing Documents, subject to any applicable notice requirements and grace or cure periods.

(3) Failure by the Borrower to comply with the default notification covenant in Section 6.9 hereof.

(4) Failure by the Borrower to observe or perform any covenant, condition or agreement hereunder or under the Financing Documents (other than those referred to above) and (a) continuance of such failure for a period of thirty (30) days after receipt by the Borrower of written notice specifying the nature of such failure, or (b) if by reason of the nature of such failure the same cannot be remedied within the thirty day period, the Borrower fails to initiate cure of such default within such thirty day period and to proceed promptly and expeditiously to cure the failure in a manner reasonably satisfactory to the Authority.

(5) The Borrower shall (a) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, (b) admit in writing its inability to pay its debts generally as they become due, (c) make a general assignment for the benefit of creditors, (d) be adjudicated a bankrupt or insolvent, or (e) commence a voluntary case under any federal or state bankruptcy or insolvency laws or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief, or seeking to take advantage of any bankruptcy or insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or corporate action shall be taken by it for the purpose of effecting any of the foregoing; or if without the application, approval or consent of the Borrower, a proceeding shall be instituted in any court of competent jurisdiction, seeking in respect of the Borrower an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Borrower or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by the Borrower in good faith, the same shall remain pending or undismissed for any period of seventy-five (75) days, or any order for relief against the Borrower shall be entered in an involuntary case under such bankruptcy or insolvency law.

(6) Final judgment for the payment of money in excess of an aggregate of $100,000 shall be rendered against the Borrower, or any Guarantor and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed.

(7) There shall be a default in respect of any evidence of indebtedness for money borrowed of an aggregate outstanding principal amount in excess of $100,000, by the Borrower (or with respect to the performance of any obligations of the Borrower incurred in connection with any indebtedness for money borrowed) where the effect of such default results in the acceleration of the maturity of such indebtedness or the holders thereof (or a trustee on behalf of such holders) cause or claim such indebtedness to become due prior to its stated maturity, or any such indebtedness shall not be paid as and when due and payable, subject to any applicable notice requirements and grace or cure periods.

(8) Failure by any Guarantor to observe or perform any covenant, condition or agreement on its part to be observed or performed under a Guaranty or any other agreement executed in connection with the Loan, or if any of the events described in subsections 5, 6 or 7 of this Section shall occur with respect to any Guarantor, in either event subject to any applicable notice requirements and grace or cure periods.

Section 7.2. Remedies on Default. (A) Whenever any Event of Default shall have occurred, the Authority may take any one or more of the following actions:

(1) Declare all amounts payable under the Financing Documents to be immediately due and payable without notice or demand of any kind, whereupon the same shall become immediately due and payable.

(2) Exercise any and all rights and remedies provided for under any or all of the Financing Documents.

(3) Take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce the performance or observance of the obligations, agreements, and covenants of the Borrower under the Financing Documents.

Section 7.3. No Duty to Mitigate Damages. Unless otherwise required by law, the Authority shall not be obligated to do any act whatsoever or exercise any diligence whatsoever to mitigate the damages to the Borrower if an Event of Default shall occur.

Section 7.4. Remedies Cumulative. No remedy herein conferred upon or reserved to the Authority is intended to be exclusive of any other available remedy or remedies but each and every such remedy shall be cumulative and shall be in addition to every remedy given under this Agreement, the Financing Documents, or now or hereafter existing at law or in equity or by statute. Delay or omission to exercise any right or power accruing upon any default or failure to insist upon the strict performance of any of the covenants and agreements herein set forth or to exercise any rights or remedies upon default by the Borrower hereunder shall not impair any such right or power or be considered or taken as a waiver or relinquishment for the future of the right to insist upon and to enforce, by injunction or other appropriate legal or equitable remedy, strict compliance by the Borrower with all of the covenants and conditions hereof, or of the right to exercise any such rights or remedies, if such default by the Borrower be continued or repeated.

ARTICLE VIII--[RESERVED]

ARTICLE IX

GENERAL

Section 9.1. Amendments. This Agreement may be amended only with the concurring written consent of the parties hereto.

Section 9.2. Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered in hand or three (3) days after mailing by registered or certified mail, postage prepaid, addressed as follows: if to the Authority, at 5 Community Drive, PO Box 949, Augusta, Maine 04332-0949, Attention: Chief Executive Officer; and if to the Borrower at 56 Evergreen Drive, Portland, ME 04103, Attn: Michael Brigham, CEO. The Authority, the Borrower, and any Guarantor may, by notice given hereunder, designate any further or different addresses to which subsequent notice, certificates or other communications shall be sent.

Section 9.3. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Borrower and the Authority and their respective heirs, personal representatives, successors and assigns, provided that no consent to assignment is hereby intended.

Section 9.4. Execution of Counterparts. This Agreement may be executed simultaneously in several counterparts each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 9.5. Prior Agreements Superseded. This Agreement, together with the Financing Documents and all agreements executed by the parties in conjunction with the Project, shall completely and fully supersede all other prior understandings or agreements, both written and oral, between the Borrower and any of the other parties hereto relating to the lending of the funds pursuant to the Note, including those contained in the Loan Commitment and any other commitment issued with respect to the Loan or the Project.

IN WITNESS WHEREOF, the Authority has caused this Agreement to be executed in its corporate name by duly authorized representatives, and the Borrower has caused this Agreement to be executed in its corporate name and its corporate seal to be hereunto affixed by its duly authorized officer all as of the date first above written.

WITNESS:	IMMUCELL CORPORATION
(Borrower)

/s/ Michael Anderson	/s/ Michael Brigham
By: Michael Brigham
Its: Chief Executive Officer

FINANCE AUTHORITY OF MAINE

/s/ Christopher Roney
By: Christopher Roney
Its: General Counsel

EXHIBIT A

PERMITTED ENCUMBRANCES

1. Real Estate- Portland, Maine

A.	Prior mortgages of Gorham Savings Bank for loans totaling approximately $12,000,000.

2. Inventory, Accounts, Equipment and other Tangible and Intangible Personal Property

A.	Prior security interests of Gorham Savings Bank for loans totaling approximately $12,000,000.

.

EXHIBIT B

ADDITIONAL COVENANTS

SPECIAL CONDITIONS

1.	The Borrower may not change its legal structure, dispose of all or substantially all of its assets, or consolidate with or merge into another entity without the prior written consent of the Authority which consent shall not be unreasonably withheld, conditioned or delayed.

2.	The Borrower shall not make any direct or indirect loans, advances or other payments to or for the benefit of any officers, directors, stockholders or affiliates other than customary and usual salaries and benefits, or as otherwise approved by the Chief Executive Officer of the Authority.

3.	The Borrower shall not mortgage, sell, pledge, assign or do any other act which would result in a lien or encumbrance or transfer of any assets, whether real or personal property, serving as collateral to the Loan without the prior written consent of the Chief Executive Officer of the Authority, other than future purchase money security interests or other Permitted Encumbrances.

4.	The Borrower shall provide copies of federal income tax returns and annual financial statements prepared by independent certified public accountant within 120 days of the end of its fiscal year end. The financial statements shall include balance sheets, profit and loss statements, and income statements.

5.	The Borrower must notify the Authority of any claim, proceedings or litigation pending or threatened against Borrower throughout the term of the Loan, which could reasonably be expected to have a material adverse effect on the Borrower, the Borrower’s ability to perform its obligations under the Financing Documents, or a material portion of the Collateral.

6.	All shareholder loans shall be subordinated to the Loan.

7.	A default under any loan to the Borrower made directly by, guaranteed by or serviced by the Authority shall be a default hereunder. Additionally, a default on any loan to the Borrower with a senior or equal lien on any Collateral shall be a default hereunder.

8.	Quarterly: The Borrower must maintain a DSC ratio of 1.35 on a trailing 12-month basis to be tested quarterly from June 30, 2024 to December 31, 2024. Minimum DSC Ratio on a Trailing 12 Month Basis: (Income Before Taxes plus Depreciation, Amortization, plus Interest Expense) divided by (All Scheduled Loan Payments). The Authority shall use appropriate consideration for extraordinary or one-time gains or expenses including stock-based compensation in calculating Income Before Taxes.

9.	Annually: The Borrower must maintain a DSC ration of 1.35 to be tested annually starting December 31, 2024. Minimum DSC Ratio: (Income Before Taxes plus Depreciation, Amortization, plus Interest Expense) divided by (All Scheduled Loan Payments). The Authority shall use appropriate consideration for extraordinary or one-time gains or expenses including stock-based compensation in calculating Income Before Taxes.